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                      January 5, 2023

       Anthony Balic
       Chief Financial Officer
       Greenbriar Capital Corp.
       632 Foster Avenue
       Coquitlam, British Columbia
       Canada
       V3J 2L7

                                                        Re: Greenbriar Capital
Corp.
                                                            Form 20-F for
fiscal year ended December 31, 2021
                                                            Filed May 17, 2022
                                                            File No. 000-56391

       Dear Anthony Balic:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction